Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information, Contact:

Public Relations:	Investor Relations:
Elaine Maynard	Timothy Dolan
Phase Forward	ICR
781-902-4371	617-956-6727
Elaine.Maynard@phaseforward.com	Timothy.Dolan@icrinc.com

Phase Forward Acquires Clarix LLC,

 Innovation Leader in Web-Integrated

Interactive Response Technology (IRT) for Clinical Trials

Integration of Next-Generation IRT with Market-Leading InForm™ EDC Offering

Sets New Industry Standard

Waltham, Mass. – September 5, 2008 – Phase Forward (NASDAQ: PFWD), a leading provider of data management solutions for clinical trials and drug safety, today announced that it has acquired privately held Clarix LLC, an innovative provider of fully Web-integrated interactive response technology (IRT), for $40 million in cash. Clarix, headquartered in Radnor, Pa., will continue to operate from its existing offices as part of Phase Forward.

Clarix’s fully Web-integrated IRT is used for subject randomization, predictive medication inventory management, and operational management and reporting in clinical trials. Clarix combines a next-generation technology platform with a services organization focused on delivering the highest levels of customer satisfaction to enable customers to set up trials in less than half the time it typically takes with traditional IRT providers.

Clarix’s solution adds the power of the Web to the traditional telephone interface in a single, unified solution. This is critical as the market evolves from a telephony-focused model to a fully Web-integrated model, a trend underscored by the fact that current Clarix customers now process the majority of their transactions via the Web.

Clarix is further differentiated by its operational and reporting functionality, available via a Web interface, which provides customers with management tools including real-time access to both standard and ad hoc reports. Clarix’s IRT systems have been translated into 55 different languages and dialects and are in use by over 45,000 users in 62 countries, including clinical trial teams at three of the top five and 11 of the top 25 pharmaceutical companies.

“Customers are seeking consolidation among solutions and vendors and we have witnessed growing demand for the integration of EDC and IRT systems in particular,” said Bob Weiler, president and CEO, Phase Forward. “The experience we’ve gained integrating with over 10 different IRT providers across more than 100 trials has convinced us that Clarix’s advanced technology platform, high levels of customer satisfaction and rapidly growing user base set it apart as pioneering a new direction in this industry. We believe the combination of Clarix IRT and Phase Forward’s market-leading InForm EDC solution and Empirica™ Safety Suite will represent the next generation of eClinical innovation.”

The majority of Phase II and Phase III studies require randomization and related medication supplies management, and IRT is the predominant solution for automating these processes. Phase Forward estimates the current IRT market to be between $200 and $250 million, and believes that the addition of an IRT offering will present significant cross-selling opportunities by enabling Phase Forward to offer both new and existing EDC customers an expanded product offering.

“From the time of our founding Clarix has shared Phase Forward’s vision for enabling more efficient clinical trials,” said Jagath Wanninayake, Clarix CEO and founder. “The combination of our technology with Phase Forward’s scale, market leadership and global installed base realizes this vision through a more unified eClinical solution. Both of our companies are focused on delivering best-in-breed technology solutions, and our cultures are very similar in our mutual focus on attracting and developing top talent, a shared commitment to innovation and the pursuit of excellence in quality and customer satisfaction. We look forward to leveraging these synergies to the benefit of customers.”

Thomas Weisel Partners LLC acted as exclusive financial advisor to Phase Forward in the transaction.

Financial Impact of Clarix Acquisition

The following statements include statements about future performance and are based on current expectations and the company assumes no obligation to update or confirm them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below and the factors identified in our public filings made with the Securities and Exchange Commission, or other factors.

Non-GAAP references in this press release exclude the amortization of intangibles associated with acquisitions, FAS123R stock based compensation expense and, beginning in the third quarter of 2008, will exclude the effects of purchase accounting for deferred revenue and backlog for Clarix.

Clarix generated approximately $2.7 million in revenue in 2007 and Phase Forward estimates that they will generate approximately $6.3 million for the full year 2008 on a stand-alone basis.

On a non-GAAP basis, the company currently estimates that Clarix will contribute approximately $2.7 million in revenue to Phase Forward’s results for the remaining four months of 2008, with an operating loss of approximately $600,000 that will lead to a reduction to EPS of between $0.01 and $0.02.

The company expects Clarix’s solutions to contribute non-GAAP revenue of between $13 and $15 million during 2009, which represents over 100% growth compared to its stand-alone expectations for Clarix in 2008. The company expects the acquisition to contribute a small amount of operating income for the full year 2009 and be neutral to non-GAAP EPS. The acquisition is expected to become accretive to the company’s overall results beginning in the second half of 2009.

On a preliminary basis, the company estimates that the deferred revenue and backlog adjustment could reduce Clarix’s GAAP revenue contribution by between $1 and $2 million in 2008 and between $3 and $4 million in 2009. The company plans to provide updated GAAP guidance when it reports third quarter results, at which time it expects to have completed the valuation and deferred revenue and backlog analysis related to the Clarix acquisition.

Certain forward-looking non-GAAP references included in this press release are not reconciled to GAAP references because GAAP references are not available without unreasonable efforts.

Conference Call

The company plans to host its investor conference call today at 8:00 a.m. EDT to discuss details of the Clarix acquisition. The investor conference call will be available via live Webcast on Phase Forward’s Web site at www.phaseforward.com under the tab “Investors.” To participate by telephone, the domestic dial-in number is 888-680-0892 and the international dial-in number is 617-213-4858. The access code is 70689876.  Investors are advised to dial in at least five minutes prior to the call to register. The Webcast will be available for replay until Friday, October 3, 2008 on the “Investors” page of Phase Forward’s Web site.

About Clarix

Clarix LLC is a company providing an innovative suite of eClinical software products including the most advanced, fully Web-integrated IRT in the industry. Clarix applications are designed for rapid deployment, flexibility and advanced real-time reporting capability. The Clarix IRT solution is currently being used by over 45,000 users at clinical sites in over 62 countries.

About Phase Forward

Phase Forward is a leading provider of integrated data management solutions for clinical trials and drug safety. The company offers proven solutions for electronic data capture (InFormTM), phase I clinic automation (LabPasTM), clinical data management (ClintrialTM), clinical trials signal detection (CTSDTM), strategic pharmacovigilance (Empirica SignalTM) and Signal Management, adverse event reporting (Empirica TraceTM) and applied data standards (WebSDMTM). In addition, the company provides services in the areas of application implementation, hosting and validation, data integration, business process optimization, safety data management and industry standards. Phase Forward’s products and services have been utilized in over 10,000 clinical trials involving more than 1,000,000 clinical trial study participants at over 280 organizations and regulatory agencies worldwide including: AstraZeneca, Boston Scientific, Dana-Farber Cancer Institute, Eli Lilly, the U.S. Food and Drug Administration, GlaxoSmithKline, Harvard Clinical Research Institute, Merck Serono, Novartis, Novo Nordisk, PAREXEL International, Procter & Gamble, Quintiles, sanofi-aventis, Schering-Plough Research Institute, Servier, Tibotec and the U.K. Medicines and Healthcare Products Regulatory Agency. Additional information about Phase Forward is available at www.phaseforward.com.

Cautionary Statement

Certain statements made in this press release that are not based on historical information are forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Phase Forward’s expectations and assumptions concerning financial performance of Phase Forward following the consummation of its acquisition of Clarix LLC, Phase Forward’s ability to achieve expected synergies as a result of the acquisition and the strengthening of Phase Forward’s market position as a result of the acquisition.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Phase Forward’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, Phase Forward’s inability to successfully integrate Clarix and its employees into Phase Forward and achieve expected synergies; Phase Forward’s ability to accurately forecast the acquisition-related restructuring costs and allocation of the purchase price, goodwill and other intangibles, and acquisition related and other asset adjustments; costs associated with and consequential to the acquisition and integration of Clarix and benefits realized from the acquisition; our ability to convince prospective customers to adopt our solutions; competition; changing customer requirements; governmental regulation; our ability to maintain profitability; fluctuations in our operating results; long sales and implementation cycles; our dependence on a limited number of customers or suppliers; product performance; third party service interruptions or delays; technology failures; our ability to maintain customer relationships and contracts; our ability to retain and hire skilled personnel; our ability to protect our intellectual property rights; product liability or intellectual property infringement claims brought against us; acquisitions; our ability to manage our rapid growth; our ability to obtain capital when desired on favorable terms; our ability to comply with operating and financial covenants in our loan agreement; and the volatility of the market price of our common stock. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Phase Forward undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Phase Forward, see the disclosure contained in Phase Forward’s public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K.

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